UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): MAY 20, 2008

MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On May 20, 2008, Mesa Air Group, Inc.’s (the “Company” or “Mesa”) board of directors approved separate agreements reached by the Company with certain of the holders of its Senior Convertible Notes due 2023 (the “Notes”). As previously disclosed in the Company’s filings with the Securities and Exchange Commission, holders of the Notes have the right to require the Company to repurchase the Notes on June 16, 2008 (the “Put”) at a price of $397.27 per $1,000 note (the “Put Price”) plus any accrued and unpaid cash interest. If all of the holders of the Notes exercise this right, the Company would be required to repurchase the Notes for approximately $37.8 million in cash, common stock, or a combination thereof.
     Under the terms of these agreements, holders holding approximately $66.5 million in aggregate principal amount of the Notes (representing approximately 70% of the aggregate principal amount of Notes outstanding) have agreed to forbear from exercising their Put right with respect to 75% in aggregate principal amount of Notes owned by such holders (i.e., $19.8 million of the $37.8 million subject to the Put). In consideration for such agreement, the Company agreed to purchase 25% in aggregate principal amount of such holders’ Notes at a purchase price equal to 75% of the Put Price and the right to require the Company to repurchase such Notes on January 31, 2009. The put price payable on January 31, 2009 will also be payable in cash, common stock, or a combination thereof, at the Company’s election. The Company’s aggregate payment obligation with respect to such purchased Notes is approximately $5.0 million, which must be paid on or before May 27, 2008. In consideration for such forbearance, the Company also agreed to issue to such holders two-year warrants to purchase 25,000 shares of common stock for each $1 million in aggregate principal amount of Notes deferred (or an aggregate of approximately 1.25 million shares of common stock). The warrants have a per share exercise price of $1.00, will contain anti-dilution protection for major corporate events, such as stock splits and stock dividends, and will not be exercisable to the extent the exercise thereof would cause the holder to beneficially own greater than 4.99% of the Company’s outstanding capital stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.

Date: May 21, 2008	By:	/s/ Brian S. Gillman
Name: Brian S. Gillman
Title: Executive Vice President, General Counsel & Secretary